Exhibit 99.1
Active Power Reports Third Quarter 2014 Results

AUSTIN, Texas (Oct. 28, 2014) – Active Power (NASDAQ: ACPW) reported results for the third quarter ended September 30, 2014.

Highlights

•	UPS revenue increased $1.9 million from the third quarter of 2013 and $2.2 million from the previous quarter to $8.4 million

•	Americas sales improved $600,000 from the third quarter of 2013 and $3.0 million from the previous quarter to $9.1 million

•	Sales through OEM partner Caterpillar increased 13 percent to $6.0 million in the first nine months ended September 30, 2014, from the same period in 2013

•	Reduced net inventory over two consecutive quarters, down $4.0 million or 31 percent from first quarter of 2014

•	Entered into memorandums of understanding to settle previously disclosed shareholder lawsuits

Q3 2014 Financial Results
Revenue in the third quarter of 2014 was $12.7 million compared to $13.2 million in the year-ago period and $10.2 million in the previous quarter. The increase in revenue from the previous quarter is due to higher product and service sales. The decrease in revenue from the third quarter of 2013 is attributable to lower service revenue associated with a large modular infrastructure solutions (MIS) project versus year-ago results, largely offset by increased product revenue in the 2014 period versus the third quarter of 2013. For the nine months ended September 30, 2014, revenue was $33.8 million compared to $47.8 million in the first nine months of 2013.

Gross margin in the third quarter of 2014 was 29.6% compared to 30.0% in the year-ago period and 18.9% in the previous quarter. The increase in gross margin from the previous quarter is primarily related to improved product margins driven by higher overhead absorption in the factory and favorable mix of sales of higher margin products and services. For the nine months ended September 30, 2014, gross margin was 25.5% compared to 31.9% in the first nine months of 2013.

Operating expenses in the third quarter of 2014 were $5.9 million compared to $6.9 million in the year-ago period and $6.2 million in the previous quarter. The decrease in operating expenses from the previous quarter was largely due to improved expense control. The decrease from the third quarter of 2013 is largely due to lower bad debt expense and product development cost. For the nine months ended September 30, 2014, operating expenses were $18.7 million compared to $19.0 million in the first nine months of 2013.

Net loss in the third quarter of 2014 was $2.5 million or $(0.11) per share compared to net loss of $3.1 million or $(0.16) in the year-ago period and a net loss of $4.4 million or $(0.19) per share in the previous quarter. The decrease in net loss from the previous quarter is primarily due to higher revenue, improved gross margin, and operating expense control. The lower net loss versus the third quarter of 2013 is due to lower operating expenses compared to year-ago results.

An income tax expense of approximately $0.3 million was recorded in the third quarter of 2014 in settlement of a tax examination of the company’s German subsidiary for the years 2007 through 2011. For the nine months ended September 30, 2014, net loss was $10.8 million compared to a net loss of $4.2 million in the first nine months of 2013.

Adjusted EBITDA in the third quarter of 2014 was a negative $1.8 million compared to a negative $2.3 million in the year-ago period and a negative $3.8 million in the previous quarter. The improvement in adjusted EBITDA from both periods is primarily due to lower net losses in the third quarter of 2014. For the nine months ended September 30, 2014, adjusted EBITDA was a negative $8.8 million compared to a negative $2.1 million in the first nine months of 2013.

Cash and cash equivalents totaled $13.8 million at September 30, 2014. This compares to cash and cash equivalents of $12.3 million at December, 31, 2013, and $14.3 million at September 30, 2013.

Bookings and Backlog
Bookings in the third quarter of 2014 were $13.6 million compared to bookings of $12.6 million in the year-ago period and $16.0 million in the previous quarter. On a cumulative year to date basis through September 30, 2014, we have booked $43.5 million in orders resulting in a book to bill ratio of 1.29. The dollar amount of backlog believed to be firm was approximately $24.4 million at September 30, 2014. Of the total backlog, approximately $5.8 million, primarily associated with long-term service contracts, is not expected to be filled in the following 12 months. Backlog represents anticipated revenue from unfulfilled product orders and from service work not yet performed under signed contracts. Please refer to the Supplemental Information following the Condensed Consolidated Balance Sheets for more detail regarding bookings.

Management Commentary
“Our UPS sales improved 27 percent in the first nine months of 2014 compared to the same period in 2013,” said Mark A. Ascolese, president and CEO, for Active Power.  “We believe this increase is due in part to the deployment of a more technically oriented sales organization, sales of our CleanSource HD UPS product, and an increase in sales via our OEM channel. Our bookings again exceeded shipments for the third consecutive quarter. Our efforts to increase productivity are also yielding results as we reduced net inventory by 31 percent over two consecutive quarters from first quarter of 2014, which is favorably impacting our cash flow.”

“With improving revenue performance and an opportunities pipeline that continues to grow, we believe we will exit 2014 in a better position than when we entered the year from both a revenue and backlog standpoint. As we enter 2015, our key priorities will remain in place – generating increased bookings, leveraging products we have in place to grow the business, and positioning Active Power as a mission critical and energy storage company.”

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, October 28, 2014, at 8:30 a.m. (ET) to discuss its third quarter 2014 results. Interested parties can dial into the conference call at the time of the event at (888) 438-5524. For callers outside the U.S. and Canada, please dial (719) 325-2452.

For parties wanting to listen live via the web, a webcast button is located on Active Power's investor relations website at http://ir.activepower.com. A replay of the webcast will be available via Active Power’s investor relations website.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) is a global leader in flywheel energy and power technology for mission critical applications. The company’s products and solutions are unique because of its patented flywheel and power electronics technology that delivers critical power to leading innovators across multiple industries. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Non-GAAP Financial Measure
 This press release includes information about adjusted EBITDA, which is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles. At the end of the following tables, under adjusted EBITDA, Active Power has provided a reconciliation of historical adjusted EBITDA to GAAP net loss, the most directly comparable GAAP financial measure, under the heading “Adjusted EBITDA.” Active Power encourages investors to review this reconciliation in conjunction with our presentation of adjusted EBITDA.  See “About Presentation of Adjusted EBITDA” in the following tables for our definition of adjusted EBITDA and for an important discussion about the use of this metric.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release that relate to future results and events (including statements about our efforts to increase productivity yielding results; growing the opportunities pipeline; exiting 2014 in a better position than when we entered the year; our future financial and operating performance; leveraging  products we have in place  to grow the business; increasing bookings and improving backlog; improving cash flow; and positioning the organization as a mission critical energy storage company) are forward-looking statements based on Active Power’s current expectations. Actual results and the outcomes of future events may differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties, including: our history of significant operating losses; our increased emphasis on larger and more complex system solutions and customer concentration; the possibility backlog may not result in revenue; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; financial results that may vary significantly from quarter to quarter; an increase in sales of our MIS products may materially increase the amount of working capital required to fund our operations; risks related to our international operations; our dependence on our relationships with Caterpillar, Hewlett Packard, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors; product performance and quality issues; our underutilized manufacturing capacity and lack of experience manufacturing our products in large quantities; the level of acceptance of our current and future products in the market; significant competition; intellectual property claims; pending legal matters that have increased our costs and could result in fines and penalties; and our continued ability to borrow under our credit agreement or raise capital as needed to support the business.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Media Contact:
Lee Higgins
Senior Manager, PR and IR
(512) 744-9488
lhiggins@activepower.com

Investor Contact:
Brion D. Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues:
Product revenue	$9,729	$8,023	$24,670	$34,858
Service and other revenue	2,963	5,131	9,114	12,915
Total revenue	12,692	13,154	33,784	47,773

Cost of goods sold:
Cost of product revenue	7,490	6,784	19,747	25,373
Cost of service and other revenue	1,442	2,426	5,434	7,180
Total cost of goods sold	8,932	9,210	25,181	32,553
Gross profit	3,760	3,944	8,603	15,220

Operating expenses:
Research and development	1,516	2,149	5,196	5,580
Selling and marketing	2,891	2,714	8,931	8,684
General and administrative	1,455	2,046	4,530	4,759
Total operating expenses	5,862	6,909	18,657	19,023
Loss from Operations	(2,102)	(2,965)	(10,054)	(3,803)

Interest expense, net	(94)	(118)	(301)	(282)
Other income (expense), net	(42)	(52)	(170)	(139)

Loss before income taxes	(2,238)	(3,135)	(10,525)	(4,224)
Income tax expense	(258)	-	(258)	-
Net loss	$(2,496)	$(3,135)	$(10,783)	$(4,224)

Net loss per share, basic and diluted	$(0.11)	$(0.16)	$(0.48)	$(0.22)

Shares used in computing net loss per share, basic and diluted	23,124	19,337	22,271	19,188

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)

	September 30, 2014	December 31, 2013
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$13,804	$12,261
Restricted cash	42	520
Accounts receivable, net of allowance for doubtful accounts of $217 and $313 at September 30, 2014 and December 31, 2013, respectively	11,186	9,075
Inventories, net	8,964	12,020
Prepaid expenses and other	715	680
Total current assets	34,711	34,556
Property and equipment, net	2,333	3,056
Deposits and other	297	295
Total assets	$37,341	$37,907

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,476	$2,993
Accrued expenses	4,119	5,583
Deferred revenue	3,590	2,749
Revolving line of credit	5,535	5,535
Total current liabilities	15,720	16,860
Long-term liabilities	852	741
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	-	-
Common stock - $0.001 par value; 40,000 and 30,000 shares authorized; 23,160 and 19,452 shares issued and 23,091 and 19,388 shared outstanding at September 30, 2014 and	23	19
December 31, 2013, respectively
Treasury stock	(229)	(215)
Additional paid-in capital	302,325	290,964
Accumulated deficit	(281,951)	(271,168)
Other accumulated comprehensive income	601	706
Total stockholders' equity	20,769	20,306
Total liabilities and stockholders' equity	$37,341	$37,907

			Active Power, Inc.
			Supplemental Information (in thousands)

Revenue by Product	Three Months Ended						Nine Months Ended
	September 30,		September 30,		June 30,		September 30,		September 30,
	2014	% of total	2013	% of total	2014	% of total	2014	% of total	2013	% of total

UPS	$8,383	66%	$6,495	49%	$6,159	61%	$21,178	63%	$16,731	35%
MIS	1,346	11%	1,528	12%	1,325	13%	3,492	10%	18,127	38%
Total Product Revenue	9,729	77%	8,023	61%	7,484	74%	24,670	73%	34,858	73%
Service	2,963	23%	5,131	39%	2,670	26%	9,114	27%	12,915	27%
Total Revenue	$12,692	100%	$13,154	100%	$10,154	100%	$33,784	100%	$47,773	100%

Revenue by Geography

Americas	$9,124	72%	$8,522	65%	$6,078	60%	$23,106	68%	$39,087	82%
EMEA	2,920	23%	1,718	13%	3,513	35%	8,581	25%	5,493	11%
Asia	648	5%	2,914	22%	563	6%	2,097	6%	3,193	7%
Total Revenue	$12,692	100%	$13,154	100%	$10,154	100%	$33,784	100%	$47,773	100%

Active Power, Inc.
Supplemental Information (in thousands)

Total Bookings	Three Months Ended					Nine Months Ended
	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	September 30, 2014

Bookings	$12,626	$13,046	$13,918	$15,963	$13,580	$43,461
Book to Bill Ratio	0.96	0.94	1.27	1.57	1.07	1.29

Adjusted EBITDA
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2014	2013	2014	2014	2013

Net loss	$(2,496)	$(3,135)	$(4,413)	$(10,783)	$(4,224)
Interest Expense	94	118	106	301	282
Depreciation Expense	304	245	306	925	804
Stock Based Compensation	247	388	219	798	916
Impairment of Long-Lived Assets	4	132	(19)	(15)	102
Adjusted EBITDA	$(1,847)	$(2,252)	$(3,801)	$(8,774)	$(2,120)

About Presentation of Adjusted EBITDA
 Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP), and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it is to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power, Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.